Exhibit 99.1

	Contacts:	Jay Brown, CFO
FOR IMMEDIATE RELEASE		Son Nguyen, VP - Corporate Finance
Crown Castle International Corp.
713-570-3050

CROWN CASTLE INTERNATIONAL APPOINTS

P. ROBERT BARTOLO TO THE BOARD

February 21, 2014 – HOUSTON, TX – Crown Castle International Corp. (NYSE: CCI) announced today that its Board of Directors has appointed P. Robert Bartolo as a director. With the appointment of Mr. Bartolo, Crown Castle has eleven directors on its Board of Directors, of which nine are independent directors pursuant to the New York Stock Exchange listing standards.

“We are very pleased to welcome Mr. Bartolo to the Board of Directors and look forward to benefiting from his experience as an investor and the contributions he will make as a member of our Board,” stated Ben Moreland, Crown Castle’s President and Chief Executive Officer.

Mr. Bartolo has over 16 years of investment experience, including previously serving as a portfolio manager in the U.S. Equity Division of T. Rowe Price. Mr. Bartolo graduated from the University of Southern California with a bachelor’s degree in accounting and later earned an MBA from The Wharton School, University of Pennsylvania. Mr. Bartolo has also earned the Chartered Financial Analyst designation.

About Crown Castle

Crown Castle owns, operates and leases towers and other infrastructure for wireless communications. Crown Castle offers significant wireless communications coverage to all of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages approximately 40,000 and approximately 1,700 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit www.crowncastle.com.

www.crowncastle.com